Exhibit 4.26

Fixed Asset Loan Agreement

Contract No.: Jiangui Qianxinan National Loan (2024) No. 066

Borrower (Party A): Sunrise (Guizhou) New Energy Materials Co., Ltd.
Address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (beside Yilong Avenue)
Postal Code: 562400
Legal Representative: Hu Haiping
Fax: N/A
Phone: 13758007311

Lender (Party B): China Construction Bank Corporation, Qianxinan Prefecture Branch
Address: No. 22 Zunyi Road, Xingyi City, Qianxinan Prefecture, Guizhou Province
Postal Code: 562400
Legal Representative: Hu Yu
Fax: 0859-3222065
Phone: 0859-3116685

Whereas Party A requires funds for the construction of its annual 100,000-ton lithium battery anode material project (Phase I: 50,000 tons), Party A has applied for a loan from Party B, and Party B agrees to grant the loan. In accordance with applicable laws and regulations, both parties hereby enter into this Agreement.

Article 1: Loan Amount

Party B shall lend Party A a principal amount of RMB 467,000,000.00 (in words: Four hundred sixty-seven million yuan).

Article 2: Loan Purpose and Repayment Source

The loan shall be used exclusively for fixed asset investments. Party A shall not alter the purpose without Party B’s written consent.

Specific details of the project, repayment sources, etc., are outlined in Attachment 1.

Article 3: Loan Term

The loan term is 14 years, from December 26, 2024, to December 26, 2038. If the starting date of the loan term under this contract is inconsistent with the loan transfer certificate (loan note, the same below), the actual loan date contained in the loan transfer certificate at the time of the first loan shall prevail, and the loan maturity date agreed in the first paragraph of this article shall be adjusted accordingly. The loan transfer certificate is an integral part of this contract and has the same legal effect as this contract.

Article 4: Interest Rates, Penalty Rates, and Payment

1. Interest Rate:

I. The loan interest rate under this contract is an annualized interest rate, using the simple interest calculation method, and the interest rate is the second of the following:

1. Fixed interest rate, i.e. LPR interest rate plus (select “plus” or “minus”) basis points (1 basis point = 0.01%, accurate to 0.01 basis points), which remains unchanged during the loan period;

2. Floating interest rate, i.e. LPR interest rate plus (select “plus” or “minus”) 70 basis points (1 basis point = 0.01%), and adjusted once every six months from the interest start date to the date of full repayment of principal and interest under this contract based on the LPR interest rate on the business day before the interest rate adjustment date and the above-mentioned plus/minus basis points. The interest rate adjustment date is the corresponding day of the interest start date in the month of adjustment. If there is no corresponding day of the interest start date in the month, the last day of the month shall be the interest rate adjustment date.

3. Others: blank

II. The expenses directly related to the loan under this contract shall be subject to the first of the following:

1. There are no expenses directly related to the loan under this contract;

2. The expenses directly related to the loan under this contract shall be left blank (name and amount), and the fee collection method shall be left blank (one-time collection/installment collection);

3. Others: This column is left blank.

III. Taking into account the above loan interest and the expenses directly related to the loan, the simple interest calculation method shall be adopted, and the annualized interest rate after the total interest and fees of the loan under this contract (hereinafter referred to as: the annualized interest rate of the total interest and fees) shall be implemented in the first of the following:

1. LPR interest rate plus (plus/minus) 70 basis points (1 basis point = 0.01%), if a floating interest rate is adopted, the LPR interest rate shall be adjusted accordingly in accordance with the provisions of this contract;

2. Others: This column is left blank.

2. Penalty interest rate

(i) If Party A fails to use the loan for the purpose of the contract, the penalty interest rate shall be 100% higher than the loan interest rate. If the loan interest rate is adjusted in accordance with the first paragraph of this article, the penalty interest rate shall be adjusted accordingly based on the adjusted loan interest rate and the increase range described in this item.

(ii) The penalty interest rate for overdue loans under this contract shall be 100% higher than the loan interest rate. If the loan interest rate is adjusted in accordance with the first paragraph of this article, the penalty interest rate shall be adjusted accordingly based on the adjusted loan interest rate and the increase range described in this item.

(iii) For loans that are overdue and misappropriated at the same time, the penalty interest and compound interest shall be recalculated.

3. The interest accrual date in this article refers to the date when the first loan issued under this contract is transferred to the loan issuance account agreed in Article 6 of this contract (hereinafter referred to as the “loan issuance account”).

The LPR interest rate under this contract shall be determined in accordance with the following Item (4):

(1). When a loan is first issued under this contract, the LPR interest rate shall refer to the 1-year loan market quotation rate (1YLPR) of the National Interbank Funding Center on the working day before the effective date of this contract;

Thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, the LPR interest rate shall refer to the 1-year loan market quotation rate of the National Interbank Funding Center on the working day before the adjustment date.

(2). When a loan is first issued under this contract, the LPR interest rate shall refer to the 1-year loan market quotation rate (1Y LPR) of the National Interbank Funding Center on the working day before the interest value date;

Thereafter, when the loan interest rate is adjusted in accordance with the aforementioned agreement, the LPR interest rate shall refer to the 1-year loan market quotation rate of the National Interbank Funding Center on the working day before the adjustment date.

(3). When the loan is first issued under this contract, the LPR interest rate refers to the 5-year loan market quotation rate (5Y LPR) of the National Interbank Funding Center on the working day before the effective date of this contract; thereafter, when the loan interest rate is adjusted in accordance with the above agreement, the LPR interest rate refers to the 5-year loan market quotation rate of the National Interbank Funding Center on the working day before the adjustment date.

(4). When the loan is first issued under this contract, the LPR interest rate refers to the 5-year loan market quotation rate (5YLPR) of the National Interbank Funding Center on the working day before the interest date; thereafter, when the loan interest rate is adjusted in accordance with the above agreement, the LPR interest rate refers to the 5-year loan market quotation rate of the National Interbank Funding Center on the working day before the adjustment date.

4. The loan interest shall be calculated from the date when the loan is transferred to the loan issuance account. The loan under this contract shall be accrued on a daily basis, and the daily interest rate = annual interest rate/360. If Party A fails to pay interest on the interest payment date agreed in this contract, compound interest will be charged from the next day.

5. Interest Payment

(I) For loans with fixed interest rates, the interest shall be calculated according to the agreed interest rate.

For loans with floating interest rates, the interest shall be calculated according to the interest rate determined during each floating period; if there are multiple interest rate fluctuations in a single interest payment period, the interest of each floating period shall be calculated first, and the interest of each floating period shall be added up on the interest payment date to calculate the interest for that interest payment period.

(II) The loan under this contract shall be paid in accordance with the following method 1:

1. Monthly interest payment, the interest payment date is fixed as the 20th day of each month;

2. Quarterly interest payment, the interest payment date is fixed as the 20th day of the last month of each quarter;

3. Other methods: This column is blank.

Article 5 Issuance and Payment of Loans

I. Preconditions for Issuance of Loans

Unless Party B fully or partially waives the conditions, Party B shall be obliged to issue the loan only if the following preconditions are continuously met:

1. Party A has completed the approval, registration, delivery, insurance and other legal procedures related to the loan under this contract;

2. If this contract is secured, the security that meets Party B’s requirements has come into effect and remains effective;

3. Party A has opened an account for withdrawal and repayment in accordance with Party B’s requirements;

4. Party A has not committed any breach of contract stipulated in this contract or any circumstances stipulated in this contract that may endanger the security of Party B’s creditor’s rights;

5. Laws, regulations, rules or competent authorities do not prohibit or restrict Party B from issuing loans under this contract;

6. The capital of the project shall comply with the following requirements of item (1):

(1) The capital of the project in the same proportion as the loan to be issued has been fully paid, and the actual progress of the project matches the amount of investment;

(2) All capital has been fully paid, and the actual progress of the project matches the amount of investment.

7. Party A’s important financial indicators continue to meet the requirements of Appendix 2 “Financial Indicator Constraints”;

8. If a single payment (disbursement) meets any of the following circumstances, Party A shall provide Party B with relevant information before the loan is issued:

(1) The amount of a single payment to a transaction counterparty of Party A exceeds RMB 10 million;

(2) A single payment (disbursement) is used to replace project debt funds (including but not limited to bonds, bank loans, shareholder loans, trust loans, etc.);

(3) This column is blank;

(4) This column is blank.

In any of the above circumstances, the information Party A shall provide to Party B includes:

(1) Loan transfer certificate and payment settlement certificate signed by Party A;

(2) Proof of capital availability and use (such as registration certificate, invoice, payment certificate, etc.);

(3) Transaction information corresponding to the payment (including goods/service contracts or invoices, etc.);

(4) Other information required by Party B.

9. If the amount of a single payment (expenditure) does not meet any of the conditions listed in Item 8 of this clause, Party A shall provide Party B with a use plan corresponding to the proposed loan and other information required by Party B before the loan is issued;

10. The information provided by Party A to Party B shall meet the following requirements:

(1) Legal, true, complete, accurate and valid;

(2) All transaction information is consistent with the specific purpose of the loan;

(3) This column is blank;

(4) This column is blank;

(5) Other requirements raised by Party B.

11. If Party B requires Party A, an independent intermediary agency and a contractor to jointly inspect the progress of equipment construction or engineering construction and issue a joint visa in accordance with Article 9, Paragraph 6 of this Contract, the joint visa must meet the following conditions:

Signed and confirmed by the authorized signatory of the joint visa party and affixed with the official seal.

12. Other conditions:This column is blank.

II. The funding plan is determined in the following third way:

The funding plan is as follows:

1. This column is blank. The amount is blank in this column;

2. This column is blank. The amount is blank in this column;

3. Apply for funds at any time according to the actual needs of the project.

III. Party A shall use the funds in accordance with the use plan agreed in Article 2. Unless Party B agrees in writing, Party A shall not advance, postpone, split or cancel the use of funds.

Party A shall pay the loan commitment fee to Party B as agreed below: This column is blank.

The calculation formula of the loan commitment fee is: This column is blank.

The loan commitment fee shall be paid on: This column is blank.

If the two parties sign a separate loan commitment fee agreement on the loan commitment fee, the agreement on the loan commitment fee shall prevail.

IV. If Party A uses the funds in installments, the expiration date of the loan term shall still be determined in accordance with the provisions of Article 3 of this Contract.

V. Party B’s entrusted payment

1. As long as a single payment meets any of the circumstances listed in Item 8 of the first paragraph of this Article, Party A must irrevocably and unconditionally entrust Party B to pay the loan funds to Party A’s transaction counterparty. Party A shall not pay the above-mentioned loan funds to the transaction counterparty or any other third party on its own.

2. Under the entrusted payment mode of Party B, Party B shall transfer the loan funds to the loan issuance account, and then pay the loan funds directly from the loan issuance account to the account of Party A’s transaction counterparty. Party A shall not dispose of the loan funds in any way (including but not limited to transfer and expenditure).

3. Party A shall ensure that its transaction counterparty is consistent with the specific purpose of the loan and the transaction information, and all the information is accurate. Party B shall conduct a formal review of the payment amount, payment time, payment object, payment method and handling account based on the information provided by Party A. After Party B completes the formal review of the above-mentioned payment elements and believes that it meets Party B’s requirements, it will pay the loan funds directly to Party A’s transaction counterparty through the loan issuance account. Once the loan funds enter the account of the transaction counterparty provided by Party A, it is deemed that Party B has fulfilled the entrusted payment obligation. Party A shall promptly check whether the payment is successful within one working day after the entrusted payment date, and shall immediately notify Party B if it is unsuccessful.

4. Party B’s formal review of the above payment elements does not mean that Party B confirms the authenticity and legality of the transaction, nor does it mean that Party B intervenes in disputes between Party A and its trading counterpart or third party or needs to bear Party A’s responsibilities and obligations. Party A shall compensate Party B for all losses suffered by Party B due to entrusted payment.

5. Under the entrusted payment model of Party B, if the loan funds are paid incorrectly, failed to be paid successfully or failed to be paid to Party A’s trading counterpart account due to reasons other than Party B’s fault, such as the information provided by Party A is incomplete, untrue, inaccurate, inconsistent with the specific purpose of the loan, conflicts between information, etc., the following provisions shall apply:

(1) All consequences caused by this, including but not limited to all losses caused by the failure to successfully pay the loan funds or the failure to pay them to Party A’s trading counterpart account in a timely manner, shall be borne by Party A, and Party B shall not bear any responsibility. Party A shall compensate Party B for all losses suffered thereby.

(2) Party A shall not dispose of this part of the loan funds in any form (including but not limited to transfer, withdrawal);

(3) Party A shall fulfill its obligations to re-provide information and correct information according to Party B’s requirements within 1 working day, so that Party B can make entrusted payment again;

If Party A violates any of the above agreements, Party B has the right to recover this part of the loan funds in advance.

6. If the failure, error, delay and other risks, responsibilities and losses of the loan funds payment are not caused by Party B’s fault, Party A shall bear all the risks, responsibilities and losses, and Party B shall not bear any responsibility. Party A shall compensate Party B for all losses suffered by Party B.

7. Party A agrees and confirms that Party B shall not be obliged to notify the payment object when handling entrusted payment, suspended payment, withdrawal of payment and other matters.

8. If Party A has a reasonable emergency demand for funds within the scope of the loan purpose agreed in this contract, it may submit a written application to Party B. Party B has the right to independently evaluate whether to agree to Party A’s emergency fund application. If the evaluation agrees, it can appropriately simplify the entrusted payment pre-certification materials and procedures that Party A needs to provide. After Party B completes the loan, Party A shall submit complete certification materials for emergency funds as required by Party B within ten working days, and cooperate with Party B to complete the post-review, otherwise it shall be deemed that Party A has breached the contract.

VI. Party A’s autonomous payment

If the expenditure of a single loan does not meet the requirements of Party B’s entrusted payment as described in the fifth paragraph of this article, Party A’s autonomous payment may be adopted, that is, after Party B disburses the loan funds to the loan disbursement account according to Party A’s withdrawal application, Party A shall independently pay it to its trading counterpart. Party A shall ensure that its trading counterpart is consistent with the specific purpose of the loan and the transaction information.

VII. Regardless of whether Party B’s entrusted payment or Party A’s autonomous payment is adopted, once the loan funds enter the loan disbursement account, it shall be deemed that Party B has fulfilled its loan disbursement obligation. Party A shall ensure that the status of the loan disbursement account is normal (including but not limited to not being frozen by the competent authority, etc.). The risks, responsibilities and losses of being frozen or deducted by the competent authority after the loan funds enter the loan disbursement account shall be borne by Party A. Party A shall compensate Party B for all losses suffered thereby.

VIII. Change of payment method

Party B has the right to change the payment method of the loan funds in any of the following circumstances, including but not limited to adjusting the applicable circumstances of entrusted payment (such as adjusting the amount standard of entrusted payment), changing the payment method of a single payment (disbursement), etc.:

1. Party A has any breach of contract stipulated in this contract;

2. Any circumstances stipulated in this contract that may endanger Party B’s creditor’s rights have occurred;

3. Other circumstances that Party B believes need to change the payment method of the loan funds.

If Party B changes the payment method, Party A shall perform its obligations such as resubmitting materials in accordance with the provisions of this contract and the requirements of Party B.

Article 6 Account Use and Supervision

1. Loan Disbursement Account

The loan disbursement account under this Contract shall be determined in the following manner (2):

(1) Within (this column is blank) working days from the date of entry into force of this Contract and before the first loan disbursement, Party A shall open a special loan disbursement account with Party B, which shall be used exclusively for the disbursement and payment of all loans under this Contract.

(2) Other accounts opened by Party A with Party B:

(Account number: 52050167643600002027).

2. Repayment Account

Within (this column is blank) working days from the date of entry into force of this Contract, Party A shall open a repayment account with Party B or use the existing account opened with Party B (Account number: 52050167643600001985) as the repayment account. The repayment account shall meet the following requirements:

(1) The project or Party A’s income cash flow (including but not limited to cash, bank acceptance bills, etc.) shall be deposited into the account at a ratio not less than the proportion of Party B’s loan:

(2) The average balance of funds in the account shall meet the following requirements:

Not less than the current principal and interest repayment amount. -

(3) The account balance on the working day before the principal and interest repayment date shall not be less than the current repayment amount.

(4) Without the consent of Party B, Party A shall not dispose of the funds in the repayment account in any way (including but not limited to transfer, spending).

3. Party B has the right to monitor the relevant accounts opened by Party A at Party B, including but not limited to the following accounts:

(1) Account number: 52050167643600001985;

(2) Account number: 52050167643600002027;

(3) Account number: 52050167453600001645.

Party B’s monitoring measures include but are not limited to:

(1) Party B has the right to take various measures to track the flow of funds in the account, and Party A shall unconditionally cooperate and provide convenience (including but not limited to providing Party B with the details of the funds in the accounts opened in other financial institutions as required by Party B);

(2) This column is blank;

(3) This column is blank.

Without Party B’s consent, Party A shall not dispose of the funds in any of the above accounts in any way (including but not limited to transfer and expenditure).

Article 7 Repayment

I. Repayment Principles

Party A’s repayment under this contract shall be repaid in accordance with the following principles:

Party B has the right to use Party A’s repayment to first repay the various expenses that Party A should bear as agreed in this contract but are advanced by Party B, as well as the expenses for Party B to realize its debts, and the remaining amount shall be repaid in accordance with the principle of paying interest first and then principal, and interest followed by principal. However, for loans whose principal is overdue for more than 90 days and has not been recovered, loans whose interest is overdue for more than 90 days and has not been recovered, or loans otherwise provided for by laws, regulations or rules, Party A’s repayment shall be repaid in accordance with the principle of paying principal first and then interest after repaying the above expenses.

II. Payment of Interest

Party A shall pay the due interest to Party B on the interest payment date. The first interest payment date is the first interest payment date after the loan is issued. On the last repayment, interest shall be paid together with principal.

III. Repayment Plan

The repayment plan is determined in the following (II) way:

(I) The repayment plan is as follows:

1. This column is blank Amount This column is blank;

2. This column is blank Amount This column is blank;

3. This column is blank Amount This column is blank;

4. This column is blank Amount This column is blank;

5. This column is blank Amount This column is blank;

6. The amount of the loan due date agreed in this contract is blank.

(II) See Appendix 3 for details.

If the starting date of the loan term under this contract is inconsistent with the loan transfer certificate, resulting in a corresponding adjustment of the loan due date, Party B has the right to make corresponding adjustments to the above repayment plan.

IV. Repayment Method

Party A shall prepare the current payable amount in the repayment account or other accounts opened by Party B before the repayment date agreed in this contract and transfer the funds to repay the loan by itself (Party B also has the right to transfer funds from this account to repay the loan), or transfer funds from other accounts for loan repayment on the repayment date agreed in this contract.

V. Early repayment

When Party A repays the principal in advance, it shall submit a written application to Party B thirty working days in advance. With the consent of Party B, it may repay part or all of the principal in advance.

The interest for early repayment by Party A shall be calculated according to the actual number of days of use and the loan interest rate agreed in this contract.

If Party B agrees that Party A repays the principal in advance, it shall have the right to charge Party A a penalty for breach of contract. The amount of the penalty for breach of contract is determined according to the following first standard:

1. Amount of penalty for breach of contract = amount of early repayment of principal x number of days of early repayment x 0.1%

2. This column is blank.

If Party A repays the loan in installments, if part of the loan principal is repaid in advance, Party B has the right to choose to repay in the positive or reverse order of the repayment plan. After early repayment, the loan that has not been repaid shall still be subject to the loan interest rate agreed in this contract.

Article 8 Rights and Obligations of Party A

I. Rights of Party A

(I) It has the right to require Party B to grant loans as agreed in the contract;

(II) It has the right to use the loan for the purpose agreed in this contract;

(III) It has the right to apply to Party B for loan extension under the conditions stipulated by Party B;

(IV) It has the right to require Party B to keep confidential the financial information and business secrets of production and operation provided by Party A, except where otherwise provided by laws, regulations and rules, otherwise required by the competent authorities or otherwise agreed by both parties;

(V) It has the right to refuse bribes from Party B and its staff, and has the right to report to the relevant departments for the above-mentioned acts or acts of Party B that violate the state laws and regulations on credit interest rates, service charges, etc.

2. Party A’s obligations

(i) Withdraw and repay the principal and interest of the loan in full in accordance with the provisions of this contract, and bear all expenses stipulated in this contract;

(ii) Provide Party B with relevant financial accounting information, production and operation status information and other information in a timely manner according to Party B’s requirements, including but not limited to providing Party B with the balance sheet at the end of the previous quarter and the profit and loss statement (income and expenditure statement for public institutions) at the end of the previous quarter within the first ten working days of the first month of each quarter, and provide Party B with the cash flow statement for the year in a timely manner at the end of the year, and ensure that the information provided is legal, true, complete, accurate and valid, and do not provide false materials or conceal important operating and financial facts;

(iii) If Party A encounters major adverse events that affect its debt repayment ability or other situations that endanger Party B’s creditor’s rights (including but not limited to the situations listed in Article 10, paragraph 3 of this contract), or changes occur in the name, legal representative (person in charge), residence, business scope, registered capital or company (enterprise) articles of association and other industrial and commercial registration matters, it shall notify Party B in writing within 3 working days after the occurrence.

Notify Party B in writing and attach the relevant materials after the change;

(IV) Party A shall use the loan in accordance with the purpose agreed in this contract, shall not squeeze, misappropriate or use the bank loan for illegal or irregular transactions, and shall not use the loan for capital of fixed asset investment projects; shall cooperate with Party B in loan payment management and post-loan management, and accept Party B’s inspection and supervision of its production and operation, financial activities and the use of the loan under this contract; shall not pay the loan funds in violation of the provisions of this contract, or circumvent Party B’s entrusted payment by breaking up the whole into parts; shall not withdraw funds, transfer assets or use related transactions to evade debts to Party B; shall not use false contracts with related parties to use bills receivable,

(V) If Party A uses the loan under this contract to invest in fixed assets such as manufacturing and engineering construction, it shall comply with the relevant national environmental protection regulations;

(VI) Without the written consent of Party B, Party A shall not use the project assets or income under this contract to provide guarantees to third parties;

(VII) If Party A is a group customer, it shall promptly report to Party B the situation of related transactions of more than 10% of Party A’s net assets, including: (1) The relationship between the parties to the transaction; (2) The transaction project and the nature of the transaction; (3) The transaction amount or the corresponding proportion; (4) Pricing policy (including transactions with no amount or only a symbolic amount);

(VIII) Party A shall ensure that the proposed project has obtained the approval of the relevant government authorities and that no illegal or irregular circumstances occur, and that the capital or other funds to be raised are fully in place at the prescribed time and proportion; ensure that the project capital has been fully in place as agreed in this contract and used in conjunction with the loan; ensure that the project progress is completed as planned;

(IX) Party A shall obtain Party B’s written consent before any merger, division, equity transfer, or any major foreign investment, foreign guarantee, or substantial increase in debt financing that may affect its debt repayment ability. However, Party B’s written consent does not affect Party B’s right to exercise the remedies stipulated in this contract if Party B believes that the above-mentioned actions may endanger the security of Party B’s creditor’s rights in the future;

(X) Party A shall regularly report to Party B on the loan payment status on a periodic basis of (2) [choose one of the following two items: (1) month (2) quarter]. Party A shall submit to Party B a summary report on the loan payment status of the previous (2) [choose one of the following two items: (1) month (2) quarter] within the first (2) working days of each (2) [choose one of the following two items: (1) month (2) quarter] at the latest; (XI) Party A shall coordinate and cooperate with Party B in the inspection and supervision of the production and operation, financial activities, project construction and operation of the project sponsor, and require the project sponsor to cooperate with Party B in the above inspection and supervision.

Article 9 Rights and obligations of Party B

1. Party B has the right to require Party A to repay the loan principal, interest and fees on time, has the right to manage and control the payment of loan funds, has the right to dynamically monitor the project’s income cash flow and Party A’s overall cash flow, has the right to monitor the situation of project funds in the account, has the right to exercise other rights stipulated in this contract, and requires Party A to perform its other obligations under this contract;

2. Loans shall be issued in accordance with the provisions of this contract, except for delays caused by Party A or other reasons that cannot be attributed to Party B;

3. The relevant financial information and commercial secrets of production and operation provided by Party A shall be kept confidential, except where otherwise provided by laws, regulations and rules, otherwise required by the competent authorities or otherwise agreed by both parties;

4. Bribes shall not be provided to, solicited or accepted by Party A and its staff;

5. There shall be no acts of dishonesty or damage to the legitimate interests of Party A;

VI. Party B has the right to require Party A, independent intermediary agencies and contractors to jointly inspect the progress of equipment construction or engineering construction and issue a joint visa that meets Party B’s requirements. Party A shall coordinate and cooperate.

Article 10 Liability for breach of contract and remedial measures for situations that endanger Party B’s creditor’s rights

I. Breach of contract by Party B and liability for breach of contract

(I) If Party B fails to issue the loan in accordance with the provisions of this contract without justifiable reasons, Party A may require Party B to continue to issue the loan in accordance with the provisions of this contract;

(II) If Party B violates the prohibitive provisions of national laws and regulations and charges Party A interest or fees that should not be charged, Party A has the right to request Party B to refund them.

II. Breach of contract by Party A

(I) Party A violates any agreement of this contract or violates any legal obligation;

(II) Party A clearly states or indicates by its behavior that it will not perform any obligation under this contract.

III. Situations that may endanger Party B’s creditor’s rights

(i) If any of the following circumstances occurs, Party B believes that the security of the creditor’s rights under this contract may be endangered: Party A engages in contracting, trusteeship (takeover), leasing, shareholding system reform, reduction of registered capital, investment, joint venture, merger, acquisition, reorganization, division, joint venture, equity transfer, substantial increase in debt financing, (is) applied for suspension of business, application for dissolution, revocation, (is) applied for bankruptcy, change of controlling shareholder/actual controller or major asset transfer, suspension of production, closure of business, high fines imposed by competent authorities, cancellation of registration, revocation of business license, involvement in major legal disputes, obvious deterioration of business and financial conditions, decline in credit status, legal representative or principal person in charge is unable to perform his duties normally;

(ii) If any of the following circumstances occurs, Party B believes that the security of the creditor’s rights under this contract may be endangered: Party A fails to perform other due debts (including due debts to China Construction Bank institutions at all levels or other third parties), transfers property at a low price or for free, uses self-owned or shared real estate as collateral, or sells or sells property for personal use.

Establishing a right of residence, reducing or exempting third-party debts, failing to exercise creditor’s rights or other rights, or providing guarantees for third parties; Party A’s financial indicators fail to continuously meet the requirements of Appendix 2 “Financial Indicator Constraints”; the project progress lags behind the progress of fund use; abnormal fluctuations in funds in any account of Party A (including but not limited to repayment accounts and other Party B monitoring accounts), abnormal use of loan funds or evasion of entrusted payments;

(III) Party A’s shareholders abuse the independent status of the company’s legal person or the limited liability of shareholders to evade debts, which Party B believes may endanger the security of the creditor’s rights under this contract;

(IV) Any of the prerequisites for the issuance of loans stipulated in this contract is not continuously met;

(V) The guarantor has one of the following circumstances, which Party B believes may endanger the security of the creditor’s rights under this contract:

1. Violation of any agreement in the guarantee contract or any falsehood, error or omission in the statements and guarantees;

2. Contracting, trusteeship (takeover), leasing, shareholding system reform, reduction of registered capital, investment, joint venture, merger, acquisition, reorganization, division, joint venture, equity transfer, Substantially increase debt financing, apply for suspension of business for rectification, apply for dissolution, be revoked, apply for bankruptcy, change of controlling shareholder/actual controller or major asset transfer, transfer of property at low price or free of charge, establish residence right with self-owned or shared real estate, reduce or exempt third-party debts, fail to exercise creditor’s rights or other rights, suspend production, close down, be fined heavily by competent authorities, be deregistered, have business license revoked, be involved in major legal disputes, business and financial conditions are obviously deteriorating, credit status is declining, or the legal representative or principal person in charge is unable to perform his duties normally, which can affect the guarantor’s ability to assume the guarantee;

3. Other circumstances where the ability to guarantee is lost or may be lost;

(VI) Mortgage or pledge has one of the following circumstances, which Party B believes may endanger the security of the creditor’s rights under this contract:

1. The mortgaged property or pledged property is damaged, lost, or the value is reduced due to the actions of a third party, state expropriation, confiscation, requisition, free recovery, demolition, market changes or any other reasons.

value reduction;

2. The mortgaged property or pledged property is sealed, seized, established with residence rights, frozen, deducted,

retained, auctioned, supervised by administrative agencies, or there is a dispute over the ownership;

3. The mortgagor or pledger violates any agreement in the mortgage contract or pledge contract or the matters stated and guarantied contain any falsehood, error, or omission;

4. Other circumstances that may endanger the realization of Party B’s mortgage right or pledge right;

(VII) The guarantee is not established, not effective, invalid, revoked, or released, the guarantor breaches the contract or clearly expresses or indicates by its behavior that it will not perform its guarantee obligations, or the guarantor partially or completely loses its guarantee ability, the value of the collateral decreases, and other circumstances that Party B believes may endanger the security of the creditor’s rights under this contract;

(VIII) Other circumstances that Party B believes may endanger the security of the creditor’s rights under this contract.

IV. Remedies for Party B

If any of the circumstances specified in the second or third paragraph of this Article occurs, Party B shall have the right to exercise one or more of the following rights and pursue Party A for corresponding legal liability:

(i) Stop or suspend the issuance and payment of loans;

(ii) Supplement the conditions for the issuance and payment of loans;

(iii) Change the loan payment method in accordance with the provisions of this Contract;

(iv) Declare the loan to be due immediately and require Party A to immediately repay the principal, interest and fees of all overdue and undue debts under this Contract;

(v) If Party A fails to disburse the loan in accordance with the contract, Party B shall have the right to refuse Party A from disbursing the undrawn funds under this Contract;

(vi) If Party A fails to use the loan for the purpose specified in this Contract, Party B shall have the right to require Party A to make rectification within a time limit, repay the loan in advance, lower the risk classification of Party A’s loan or exercise other remedies specified in this Contract; the portion misappropriated by Party A shall be calculated at the penalty interest rate and the interest settlement method specified in this Contract from the date when the loan is not used for the purpose specified in the Contract until the date when the principal and interest are fully repaid.

Charge penalty interest and compound interest;

(VII) If the loan is overdue, Party A shall charge penalty interest and compound interest on the principal and interest (including penalty interest) that Party A fails to repay on time from the date of overdue to the date of full repayment of the principal and interest at the penalty interest rate and the interest settlement method agreed in this contract. Overdue loan refers to Party A’s failure to repay the loan on time (including Party A’s failure to repay the loan on time after Party B announces that the loan is fully or partially due in advance) or to repay the loan beyond the installment repayment period agreed in this contract; Before the loan expires, the interest that Party A fails to repay on time shall be compounded according to the loan interest rate and interest settlement method agreed in this contract;

(VIII) Other relief measures, including but not limited to:

1. Debit the corresponding amount of RMB or other currencies from Party A’s account opened in the China Construction Bank system without prior notice;

2. Exercise the security rights;

3. Require Party A to provide new guarantees that meet Party B’s requirements for all debts under this contract;

4. Refuse Party A to dispose of the corresponding amount of funds in its account opened in the China Construction Bank system (including but not limited to the repayment account), and freeze, stop payment, close Party A’s account.

Close non-counter transaction functions and other measures without prior notice;

5. Adjust loan interest rates;

6. Reduce credit limits;

7. Terminate this contract.

Article 11 Other Clauses

I. Costs

The costs incurred by Party A due to its breach of any of the provisions of this Contract (including but not limited to the litigation fees, arbitration fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, notarization fees, delivery fees, announcement fees, attorney fees, etc. actually incurred by Party B due to Party A’s breach of contract) shall be borne by Party A;

For other costs, Parties A and B agree as follows:

The costs of lawyer services, insurance, custody, appraisal, notarization, taxation, technology, environmental protection, supervision, etc. related to the contract and the guarantee under this Contract shall be borne by Party A.

The cost of collateral assessment shall be determined and paid by the client and the entrusted assessment institution through negotiation.

II. Use of Party A’s Information

Party A agrees that Party B may query, print and save Party A’s credit status in the financial credit information basic database and other credit reporting institutions established in accordance with the law, and agrees that Party B may provide Party A’s information to the financial credit information basic database and other credit reporting institutions established in accordance with the law. Party A agrees that Party B may share Party A’s information with various levels of institutions and subsidiaries of China Construction Bank for the purpose of pre-loan investigation, risk control, business development, etc. within the group.

III. Announcement and collection

Party B has the right to notify relevant departments or units of Party A’s default on loan principal and interest or other defaults, and has the right to announce and collect through the news media.

IV. Evidential effect of Party B’s records

Unless there is reliable and definite evidence to the contrary, Party B’s internal account records of principal, interest, fees and repayment records (including but not limited to records in the form of data telegrams, paper forms, etc.), documents, vouchers, electronic data generated by Party B in the process of Party A’s withdrawal, repayment, interest payment, etc., and records, vouchers, and electronic data of Party B’s collection of loans, which are prepared, retained, transmitted, and extracted by Party B, shall constitute effective evidence or authentic and valid electronic data proving the creditor-debtor relationship between Party A and Party B. Party A cannot raise objections simply because the above records, records, documents, and vouchers are prepared, retained, transmitted, and extracted by Party B unilaterally.

V. Reservation of Rights

Party B’s rights under this contract do not affect or exclude any rights it enjoys under laws, regulations and other contracts. Any tolerance, leniency, preferential treatment or postponement of the exercise of any rights under this contract for breach of contract or delay shall not be deemed as a waiver of the rights and interests under this contract or the permission or approval of any violation of this contract, nor shall it limit, prevent or hinder the continued exercise of this right or the exercise of any other rights, nor shall it cause Party B to assume obligations and responsibilities to Party A.

VI. Settlement and offset of multiple debts

In addition to the debts under this contract, if Party A has other debts to Party B, both parties agree that if Party A’s payment is insufficient to pay off all debts, Party B shall specify the order of repayment.

Regardless of whether the aforementioned debt of Party A is the principal debt or the subordinate debt, whether the aforementioned debt is due (including early due), whether the aforementioned debt is guaranteed individually or jointly (including but not limited to guarantee, mortgage, pledge, letter of guarantee, standby letter of credit and other guarantee methods), regardless of the weight of the burden borne by Party A under the aforementioned debt (including but not limited to the amount of interest, penalty interest, compound interest, liquidated damages, fees or other payables), regardless of the order of expiration of the aforementioned debt performance period, and regardless of the proportion of a single debt to the overall debt, Party B has the right to require Party A to repay the debt in the order specified by Party B in accordance with the provisions of this clause, and Party A agrees not to raise any objection. At the same time, Party B has the right to transfer the RMB or other currency funds from Party A’s account opened in the China Construction Bank system to repay any due (including early due) debt. VII. If Party A’s mailing address or contact information changes, it shall immediately notify Party B in writing, and the loss caused by failure to notify in time shall be borne by Party A. 8. Collection of payables

For all payables of Party A under this contract, Party B has the right to collect the corresponding amount in RMB or other currencies from Party A’s account opened in the China Construction Bank system without notifying Party A in advance. If foreign exchange settlement or foreign exchange trading procedures are required, Party A is obliged to assist Party B in handling them, and the exchange rate risk shall be borne by Party A. -

9. Dispute resolution methods

If a dispute arises during the performance of this contract, it can be resolved through negotiation or in the following way 1:

1. Sue the People’s Court at Party B’s place of residence.

2. Sue the People’s Court at Party A’s place of residence.

3. Submit (name of arbitration committee) This column is blank (place of arbitration is blank), and conduct arbitration in accordance with the arbitration rules currently in effect at the time of application for arbitration. The arbitration award is final and binding on both parties.

During the litigation or arbitration, the terms of this contract that do not involve the dispute must still be performed.

10. Contract Effectiveness Conditions

This contract shall come into effect after being signed and affixed with the official seal by the legal representative (person in charge) or authorized agent of Party A and the person in charge or authorized agent of Party B.

11. This contract is made in duplicate and both have the same legal effect.

12. Other agreed matters

(I) VAT-related agreements

1. The price and additional fees under this contract are all VAT-inclusive prices, unless otherwise agreed by the parties.

2. Invoices

2. 1 Party B shall issue invoices in accordance with the following provisions (1):

(1) If Party A requests an invoice, Party B shall issue a VAT invoice for the amount paid in accordance with the law after receiving the payment from Party A.

(2) Other agreements: This column is blank

2.2 Invoicing information provided by Party A

Company name (full name): Sunrise (Guizhou) New Energy Materials Co., Ltd.

Taxpayer identification number: 91522320MA7BMUXCX0

Bank account: 52050167643600001985

Opening bank: Dingxiao Branch of China Construction Bank Corporation

Address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

Tel: 010-82967728

2.3 If there is a need to cancel an invoice or issue a red invoice, Party A shall provide assistance in a timely manner according to Party B’s request. If it is impossible to cancel an invoice or issue a red invoice due to Party A’s reasons, Party A shall compensate Party B for all losses, including but not limited to taxes, additional taxes, fines, and late payment fees.

3. If Party A is an organization outside the People’s Republic of China, and the price and additional fees under this contract are subject to tax incentives according to laws, regulations, rules or relevant provisions of relevant departments and require tax filing, Party A shall provide Party B with sufficient and accurate VAT tax incentive filing materials in a timely manner as required by Party B to assist Party B in completing tax filing and other work.

(II) Agreed Service Clauses

Party A and Party B agree on the following regarding the address for delivery (including the electronic delivery address) and legal consequences of various notices, agreements and documents related to this Contract:

1. Delivery Address

(1) Party A confirms that its effective delivery address is:

Mail address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue);

Postal code: 562400:

Mobile phone number: 13758007311;

Fax number: None

Email: None:

WeChat ID: None;

Litigation Platform Account: None:

Other electronic methods:

Party A confirms that any of the above mobile phone number, fax number, email, WeChat ID, litigation platform account and other electronic methods can be used as Party A’s effective electronic delivery address.

(2) Party B confirms that its effective delivery address is:

No. 22, Zunyi Road, Xingyi City, Qianxinan Prefecture, Guizhou Province. 2. Scope of application of the delivery address

The above delivery address is applicable to the delivery of all kinds of written (including data telegram)

notices, agreements, and documents related to this contract, including but not limited to the delivery of all kinds of notices,

agreements and other documents during the performance of the contract, and the delivery of relevant documents and legal documents when disputes arise under the contract, and also includes the delivery of relevant documents in the first instance, second instance, retrial and execution procedures and other procedures after the dispute enters arbitration, civil litigation procedures.

3. Change of delivery address

(1) If Party A needs to change the delivery address, it shall notify Party B in writing 15 working days in advance, and the written notice shall be delivered to Party B’s delivery address;

(2) If Party B needs to change the delivery address, it shall notify Party A in any way including but not limited to written, email, SMS or announcement;

(3) If a party changes its address during arbitration or civil litigation, it shall also fulfill its obligation to notify the arbitration institution and the court in writing;

(4) After a party fulfills its obligation to notify the change in accordance with the above agreement, its changed delivery address shall be the valid delivery address, otherwise its previously confirmed delivery address shall remain the valid delivery address;

(5) If Party A fails to fulfill the above notification obligation, in the event of a breach of contract by Party A or a situation that may endanger Party B’s creditor’s rights, Party A agrees and authorizes Party B to obtain Party A’s latest contact number through the telecommunications operator and use it for the collection and management of defaulted loans.

4. Legal consequences

(1) If any party fails to actually receive any notice, agreement, legal document or other document by mail due to reasons such as the inaccurate delivery address provided or confirmed by the party, the failure to promptly perform the notification obligation in the aforementioned manner after the delivery address is changed, or the party or its designated recipient refuses to sign for the document, the date of return shall be the date of delivery; if the delivery is made directly, the date on which the delivery person records the situation on the delivery receipt on the spot shall be the date of delivery; if the delivery is made electronically, the date on which the delivery arrives at the system where the electronic delivery address of the recipient is located shall be the date of delivery (the delivery shall be deemed to be successful if the delivery person’s system shows that the delivery is successful). The delivery forms include but are not limited to SMS, fax, email, WeChat, etc. Electronic delivery has the same legal effect as other delivery methods;

(2) For the above-mentioned delivery addresses, the arbitration institution or court may directly deliver the documents by mail or electronically. Even if the parties fail to receive the documents delivered by the arbitration institution or court by mail, they shall be deemed to have been delivered due to the above-mentioned agreement;

(3) If the same matter is served to the recipient through multiple methods, the date of the first service shall be deemed as the date of service.

(III) The single loan or financing provided by Party B to Party A is non-commitment, and Party B has the right to unilaterally adjust the loan amount or refuse to lend without prior notice. Party A promises not to raise any objection to the above arrangement.

(IV) 1. Without the consent of Party B, Party A shall not make asset transfers, equity changes, etc. 2. Without the consent of Party B, Party A shall not mortgage its assets to other third parties or set any other power burden. 3. Without the consent of Party B, Party A’s various revenues and accounts receivable shall not be pledged to any third party. 4. Without the consent of Party B, Party A shall not provide guarantees to third parties.

5. All production and operation and sales returns corresponding to Party B’s financing funds shall be closed and settled by Party B, and Party A’s total sales revenue and deposits shall not be lower than the financing proportion in Party B’s settlement.

Article 12 Declaration Clause

1. Party A is clearly aware of Party B’s business scope and authorization authority.

2. Party A has read all the terms of this contract. At the request of Party A, Party B has explained the corresponding terms of this contract. Party A has fully understood the meaning of the terms of this contract and the corresponding legal consequences.

3. Party A’s signing and performance of the obligations under this contract are in compliance with the provisions of laws, administrative regulations, rules and regulations and Party A’s articles of association or internal organizational documents, and have been approved by the company’s internal authorized institutions and/or national authorized institutions.

4. Party A meets the state’s requirements for the investment subject qualification and business qualifications of the project.

5. The project complies with the state’s relevant policies on industry, land, environmental protection and investment management, and Party A has fulfilled the legal management procedures of the project in accordance with regulations.

6. Party A’s investment project complies with the state’s provisions on the capital system of investment projects.

7. Party A and its controlling shareholders have good credit status and no major bad records.

8. Party A declares that at the time of signing this contract, it and its important related parties, main contractors, suppliers and project sponsors have not committed any acts or circumstances that violate the laws, regulations and rules of the People’s Republic of China or the country or region where the project is located regarding environmental, social and governance risk management, and that the overseas projects have not committed any acts or circumstances that violate international practices or norms or are not substantially consistent with international good practices. Party A promises that the documents and relevant procedures involving environmental, social and governance risks submitted to Party B are compliant, effective and complete, and that sufficient attention and effective dynamic control will be given to the relevant risk points. Party A promises to strengthen the environmental, social and governance risk management of itself and its important related parties, main contractors, suppliers and project sponsors after the signing of this contract, strictly abide by the laws, regulations and rules on environmental, social and governance risk management of the People’s Republic of China and the country or region where the project is located, strictly abide by international practices or norms for overseas projects, and be substantially consistent with international good practices, and prevent harm to the environment and society and related risks (including but not limited to environmental, social and governance issues related to energy consumption, pollution, land, health, safety, resettlement of immigrants, ecological protection, energy conservation and emission reduction, climate change, corporate governance defects and inadequate management) in construction, production and operation activities.

Party A recognizes that Party B has the right to supervise Party A’s environmental, social and governance risk management, and has the right to require Party A to submit environmental, social and governance risk reports and related information. Party B has the right to disclose relevant information in accordance with laws, regulations, self-discipline management rules and other provisions regarding Party A’s credit or investment involving major environmental, social and governance risks. If the above statement of Party A is false or the above commitment is not fulfilled, or Party A or its important related parties, major contractors, suppliers or project sponsors may cause environmental, social and governance risks, Party B has the right to urge Party A to take relevant risk mitigation or disposal measures in a timely manner, require Party A to report the possible impact of the incident in a timely manner, and has the right to stop handling investment and financing business for Party A (including but not limited to refusing to issue loans, provide financing, issue letters of guarantee or letters of credit or bank acceptance bills, etc.), or declare the debt (including but not limited to loans, financing, advances that have or may occur, etc.) to be due in advance, or suspend or terminate the disbursement of funds to Party A, or take other relief measures agreed in this contract or permitted by law. If customers have any questions, comments or suggestions about CCB products or services, they can consult and reflect by calling CCB’s 95533 customer service and complaint hotline.

Signatures

Party A (Seal):
Legal Representative/Authorized Agent:
Date: December 26, 2024

Party B (Seal):
Legal Representative/Authorized Agent:
Date: December 26, 2024